VISION SYSTEMS DEBUTS ITS NEW SPD-SMART
ELECTRONICALLY DIMMABLE AEROSPACE WINDOW WITH INTEGRATED
ELECTRONICS AND CONTROLS DIRECTLY ON THE WINDOW
AT THE 2013 HAMBURG AIR SHOW

HAMBURG, GERMANY, April 8, 2013 – Vision Systems, a Research Frontiers (Nasdaq: REFR) licensee and tier-one supplier of SPD-Smart electronically dimmable windows, will exhibit (Stand 6D20, Hall B6) its extensive line of Nuance and Noctis SPD-Smart electronically dimmable aerospace window solutions at the 2013 Aircraft Interiors Expo (AIX 2013) being held April 9-11, 2013 in Hamburg, Germany.

AIX 2013 marks the introduction of Vision Systems’ SPD-Smart Xlite aerospace window, the first window with integrated electronics and control panel directly on the aesthetically attractive window reveal. Developed in partnership with Vaupell, a world leader in the production of aircraft interior subassemblies for commercial aerospace applications, this window solution is the state-of-the-art of aerospace windows. The Xlite window is also scratch resistant, very thin and up to 50% lighter when compared to standard polycarbonate windows for added fuel efficiency. No maintenance is required.

Xlite is the newest addition to Vision Systems’ SPD-Smart Nuance and Noctis product lines of SPD-Smart windows. Both of these product lines offer advanced solar protection to enhance flying comfort and increase fuel efficiency, and the SPD-Smart Noctis product line also offers on-demand blackout and the highest level of complete privacy. All of Vision Systems’ SPD-Smart windows can be combined with Vision Systems’ Comfort Shade, a motorized or manual shade made with pleated or rolled fabric.

Vision Systems will feature five different SPD-Smart windows at AIX 2013: Nuance, Nuance Dual, Nuance with management through smart devices, Xlite Nuance with integrated electronics, and Noctis. Each will highlight a distinctive combination of performance features and aesthetics designed to optimally address the unique needs of aircraft OEMs and their customers. All of Vision Systems’ SPD-Smart windows can be controlled by VisiSmart, an application developed by Vision Systems for Android, Apple and other personal electronic devices to control the cabin environment. VisiSmart makes it possible for OEMs and airlines to offer in-flight entertainment, and control of cabin management systems such as lighting, on their passengers’ own handheld devices. Crew members can control the windows through Vision Systems’ CrewView cabin management system.

“OEM customer orders and response to our Nuance and Noctis lines of SPD-Smart aerospace windows has been exceptionally strong, and this has lead to our offering the most extensive line of SPD-Smart electronically dimmable windows in the aircraft industry,” commented Carl Putman, CEO of Vision Systems. “We are known as an ‘Architect of Innovations’, and we’ve developed these products to satisfy the diverse range of needs in the aerospace industry. Our new Xlite window with integrated electronics and controls, developed in partnership with Vaupell, is an example of this. It’s compact, weight-saving and easy to install, and features all of the quality and performance OEMs and their customers expect from Vision Systems.”

The Aircraft Interiors Expo, the world’s largest event dedicated to the aircraft interiors industry, is regarded as the launch event for aerospace designs in cabin interiors, in-flight entertainment, connectivity and passenger services. More information about AIX 2013 is available from the event website.

Details about Vision Systems and its SPD-Smart products are available in the company’s press release and event invitation, and by visiting the aerospace and automotive and sections of their website.

For information about Vision Systems and its SPD-Smart product lines, please contact:

Frédéric Jacquemin
Sales Director
Vision Systems
Route d'Irigny - 69530 BRIGNAIS – France
+33 6 69 09 23 98
fjacquemin@visionsystems.fr

For further information about SPD-Smart light-control technology, Research Frontiers and its licensees please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “Nuance”, “Noctis”, “VisiSmart”, “CrewView” and “Xlite” are trademarks of Vision Systems.